Exhibit 10.5
     Grant No.:
U-STORE-IT TRUST
2004 EQUITY INCENTIVE PLAN
RESTRICTED SHARE AGREEMENT
U-Store-It Trust, a Maryland real estate investment trust (the “Company”), grants common shares of beneficial interest, $.01 par value (the “Shares”), of the Company to the Grantee named below, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment, and in the Company’s 2004 Equity Incentive Plan (the “Plan”).

Grant Date: June 5, 2006
Name of Grantee: Christopher P. Marr
Grantee’s Social Security Number:
Number of Shares Covered by Grant:	52,817
By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which will be provided on request. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Grantee:	/s/ CHRISTOPHER P. MARR

(Signature)

Company:	/s/ DEAN JERNIGAN

(Signature)
	Title:	President and Chief Executive Officer
Attachments
This is not a share certificate or a negotiable instrument.

U-STORE-IT TRUST
2004 EQUITY INCENTIVE PLAN
RESTRICTED SHARE AGREEMENT

Restricted Shares/ Nontransferability	This grant is an award of Shares in the number of Shares set forth on the cover sheet, at the Purchase Price set forth on the cover sheet, and subject to the vesting conditions described below (“Restricted Shares”). To the extent not yet vested, your Restricted Shares may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Shares be made subject to execution, attachment or similar process.

Issuance and Vesting	The Company will issue your Restricted Shares in your name as of the Grant Date.

Your right to the Shares under this Restricted Share Agreement vests as to the total number of Shares covered by this grant, as shown on the cover sheet, on the first five anniversaries of the date of grant as follows: thirty-one and one-half percent (31.5%) (June 5, 2007), twenty-five and one-half percent (25.5%) (June 5, 2008), eighteen and six-tenths percent (18.6%) (June 5, 2009), seventeen and nine-tenths percent (17.9%) (June 5, 2010) and six and one-half percent (6.5%) (June 5, 2011); provided you then continue in Service with respect to each such vesting date.

Your right to the Shares under this Restricted Share Agreement will become fully vested on your termination of Services due to death or disability. No additional Shares will vest after your Service has terminated for any reason, other than pursuant to the terms of any Employment Agreement between you and the Company.

Forfeiture of Unvested Shares	Except as provided pursuant to the terms of any Employment Agreement between you and the Company, in the event that your Service terminates for any reason other than death or disability, you will forfeit to the Company all of the Shares subject to this grant that have not yet vested.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of Shares acquired under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of Shares arising from this grant, the Company shall have the right to: (i) require such payments from you, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of Shares subject to the vesting pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights	This Agreement does not give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity.

Shareholder Rights	You have the right to vote the Restricted Shares and to receive any dividends declared or paid on such Shares. Any distributions you receive as a result of any split, dividend, combination of Shares or other similar transaction shall be deemed to be a part of the Restricted Shares and subject to the same conditions and restrictions applicable thereto. Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before your share certificate is issued.

Adjustments	In the event of a split, a dividend or a similar change in the Shares, the number of Shares covered by this grant may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your Restricted Shares shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Legends	All certificates representing the Shares issued in connection with this grant shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Secretary of the Company to request paper copies of these documents.
By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

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